CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2011 relating to the financial statements and financial highlights that appear in the October 31, 2011 annual reports to shareholders of Invesco Capital Development Fund, Invesco Constellation Fund, Invesco Summit Fund, Invesco Diversified Dividend Fund and Invesco Disciplined Equity Fund, and of our report dated December 27, 2011 relating to the financial statements and financial highlights that appear in the October 31, 2011 Annual Report to Shareholders of Invesco Charter Fund, six portfolios within the AIM Equity Funds (Invesco Equity Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” and “Other Service Providers” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
Houston, Texas
February 23, 2012